As filed with the Securities and Exchange Commission on February 17, 2006

Registration No. 333-67388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFICARE HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4591529

(I.R.S. Employer Identification No.)

5995 Plaza Drive, Cypress, California 90630-5028

(Address, including zip code, of registrant’s principal executive offices)

David J. Lubben, Esq.

Assistant Secretary

PacifiCare Health Systems, LLC

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jonathan B. Abram, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

(612) 340-2600

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-67388) of PacifiCare Health Systems, Inc., a Delaware corporation (the “Company”), filed on August 13, 2001, pertaining to 675,028 shares of the Company’s common stock under the Company’s 1996 Stock Option Plan for Officers and Key Employees, as amended.

On December 20, 2005, the Company merged (the “Merger”) with and into Point Acquisition LLC (“Point”), a Delaware limited liability company and a wholly owned subsidiary of UnitedHealth Group Incorporated (“UnitedHealth Group”), a Minnesota corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of July 6, 2005, by and among UnitedHealth Group, Point and the Company (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive 1.1 shares of UnitedHealth Group common stock, par value $0.01 per share, and $21.50 in cash (collectively, the “Merger Consideration”). Immediately following the consummation of the Merger, Point was renamed PacifiCare Health Systems, LLC and now conducts the business of the Company. As a result of the Merger, the Company became a wholly owned subsidiary of UnitedHealth Group and there is no longer any common stock of the Company outstanding.

Pursuant to the terms of the Merger Agreement, subject to certain exceptions, at the Effective Time, all of the Company’s stock options issued under the Company’s benefit plans fully vested, were assumed by UnitedHealth Group and were converted into options to purchase shares of UnitedHealth Group common stock. A Registration Statement on Form S-8 covering those shares was filed by UnitedHealth Group on December 21, 2005.

In addition, at the Effective Time, subject to certain exceptions, all outstanding shares of the Company’s common stock issued under the Company’s benefit plans that were subject to forfeiture risk fully vested and were converted into the right to receive the Merger Consideration. Restricted stock units and deferred stock units also became fully vested as of the Effective Time and became immediately distributable in the form of the Merger Consideration.

Therefore, as of the Effective Time, all of the Company’s benefit plans have been terminated and all outstanding rights under such plans have been converted as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement and any additional securities registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on February 17, 2006.

PACIFICARE HEALTH SYSTEMS, LLC
(as successor by merger to PacifiCare Health Systems, Inc.)

By:	/s/ David J. Lubben
David J. Lubben
Assistant Secretary